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                                                                 EXHIBIT 12.1
                      OLD KENT FINANCIAL CORPORATION
                    Ratio of Earnings to Fixed Charges
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                                           SIX MONTHS ENDED
                                               JUNE 30                YEARS ENDED DECEMBER 31
                                           ----------------   ------------------------------------------
                                                         (dollar amounts in thousands)
                                              1998   1997     1997     1996      1995     1994     1993
                                              ----   ----     ----     ----      ----     ----     ----
Earnings:
     Income before income taxes            $147,182 $142,017 $273,885 $238,722 $214,613 $205,702 $198,298
     Fixed charges                           68,326   42,916   99,490   70,477   70,682   38,646   22,137
                                           -------- -------- -------- -------- -------- -------- --------
                                           $215,508 $184,933 $373,375 $309,199 $285,295 $244,348 $220,435
                                           ======== ======== ======== ======== ======== ======== ========
Fixed charges:
     Interest expense
     (other than interest on deposits)     $ 68,306 $ 42,896 $ 99,449 $ 70,436 $ 70,641 $ 38,605 $ 22,096
     Interest factor in rent expense             --       --       --       --       --       --       --
     Other                                       20       20       41       41       41       41       41
                                           -------- -------- -------- -------- -------- -------- --------
                                           $ 68,326 $ 42,916 $ 99,490 $ 70,477 $ 70,682 $ 38,646 $ 22,137
                                           ======== ======== ======== ======== ======== ======== ========

Ratio of earnings to fixed charges,
     excluding interest on deposits            3.15     4.31     3.75     4.39     4.04     6.32     9.96

Including Interest On Deposits

Earnings:
     Income before income taxes            $147,182 $142,017 $273,885 $238,722 $214,613 $205,702 $198,298
     Fixed charges                          258,018  239,945  495,383  453,060  433,167  303,592  264,605
                                           -------- -------- -------- -------- -------- -------- --------
                                           $405,200 $381,962 $769,268 $691,782 $647,780 $509,294 $462,903
                                           ======== ======== ======== ======== ======== ======== ========

Fixed charges:
     Interest expense                      $257,998 $239,925 $495,342 $453,019 $433,126 $303,551 $264,564
     Interest factor in rent expense             --       --       --       --       --       --       --
     Other                                       20       20       41       41       41       41       41
                                           -------- -------- -------- -------- -------- -------- --------
                                           $258,018 $239,945 $495,383 $453,060 $433,167 $303,592 $264,605
                                           ======== ======== ======== ======== ======== ======== ========

Ratio of earnings to fixed charges,
     including interest on deposits            1.57     1.59     1.55     1.53     1.50     1.68     1.75
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